Exhibit 10.27

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 to Executive Employment (the “Amendment”) is made and entered into as of March 4, 2019, by and between EIP Pharma, Inc. (the “Company”) and Sylvie Grégoire (the “Executive”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in that certain Executive Employment Agreement, dated as of April 2, 2018, by and between Company and Executive (the “Agreement”).

WHEREAS, Company and Executive have previously entered into the Agreement and now desire to amend certain provisions of the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree that the following provisions of the Agreement shall be amended, effective as of the date of this Amendment:

1.    Section 1 of the Agreement is hereby deleted in its entirety, and the following is inserted in lieu thereof:

“1.         Title and Duties. Subject to the terms and conditions of this Agreement. Company shall employ Executive as its Executive Chair of the Board of Directors (“Board”). Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such position and as determined by Company in its reasonable discretion. During Executive’s employment. Executive shall devote sixty percent (60%) of all of Executive’s business time and energies to the business and affairs of Company. provided that nothing contained in this Section 1 shall prevent or limit: (a) Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including, without limitation the right to make passive investments in the securities of (i) any entity which Executive does not control. directly or indirectly, and which does not compete with Company, or (ii) any publicly held entity so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity. and (h) Executive’s participation (i) in civic and charitable activities. including as a member of a hoard of a civic or charitable organization, or (ii) subject to prior written approval from the Board. as a member of a board of a privately-held, for-profit organization, provided that such activities do not interfere with Executive’s performance of Executive’s duties hereunder and do not violate Executive’s Covenants Agreement (or similar agreement or policy).”

2.    Section 3 of the Agreement is hereby deleted in its entirety, and the following is inserted in lieu thereof:

“3.         Compensation.

(a)    Base Salary. Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of Three Hundred and Thirty-Three Thousand Seven Hundred and Twenty Dollars ($333,720). The Base Salary shall be payable in substantially equal periodic installments in accordance with Company’s payroll practices as in effect from time to time, and in no event less than monthly. Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. The Board or an appropriate committee thereof shall review the Base Salary on an annual basis.

(b)    Annual Performance Bonus. Executive shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”), with the target amount of such Annual Performance Bonus equal to Forty Percent (40%) of Executive’s Base Salary in the year to which the Annual Performance Bonus relates, provided that the actual amount of the Annual Performance Bonus may be greater or less than such target amount. The amount of the Annual Performance Bonus shall be determined by the Board or an appropriate committee thereof in its sole discretion, and shall be paid to Executive no later than March 15th of the calendar year immediately following the calendar year in which it was earned. Executive must be employed by Company on the last day of the fiscal year on which the Annual Performance Bonus is based in order to be eligible for such Annual Performance Bonus. Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. For the current calendar year, Executive shall be eligible for an Annual Performance Bonus at the target amount subject to the terms and conditions described above.

(c)    Paid Time Off. Executive may take up to twenty-five (25) days of paid time off (“PTO”) per year, to be scheduled to minimize disruption to Company’s operations, pursuant to the terms and conditions of Company policy and practices as applied to Company senior executives.

(d)    Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to Company senior executives. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion.

(e)    Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred.

(f)    Indemnification. Executive shall be entitled to indemnification with respect to Executive’s services provided hereunder pursuant to Delaware law, the terms and conditions of Company’s certificate of incorporation and/or by-laws. Company’s directors and officers (“D&O”) liability insurance policy, and Company’s standard indemnification agreement for directors and officers as executed by Company and Executive.”

3.    Except as otherwise set forth herein, the terms and conditions of the Agreement remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

EXECUTIVE By: /s/ Sylvie Grégoire Name: Sylvie Grégoire	EIP PHARMA, INC. By: /s/ John J. Alam Name: John J. Alam Title: President and Chief Executive Officer